Exhibit 10.4
TERMS FOR 2010 RSU QUARTERLY, ANNUAL GRANTS
RESTRICTED STOCK UNIT TERMS
FOR 2010 GRANT
UNDER THE MERCK SHARP & DOHME CORP. 2007 INCENTIVE STOCK PLAN
SCHERING-PLOUGH 2006 STOCK INCENTIVE PLAN
This is a summary of the terms applicable to the Restricted Stock Unit (RSU) Award specified on this document. Different terms may apply to any prior or future RSU Awards.

Grant Type:	RSU —
Grant Date:
Vesting Date:
Eligibility: Eligibility for grants is determined under the Merck Sharp & Dohme Corp. 2007 Incentive Stock Plan for employees of Merck Sharp & Dohme Corp. and its subsidiaries (“Legacy Merck Employees”) if designated by the Committee. Eligibility for grants is determined under the Schering-Plough 2006 Stock Incentive Plan for employees of Schering Corporation and its subsidiaries (“Legacy Schering Employees”) if designated by the Committee.
I. GENERAL INFORMATION
A. Restricted Period. The Restricted Period is the period during which this RSU Award is restricted and subject to forfeiture. The Restricted Period begins on the Grant Date and ends on the third anniversary of the Grant Date unless ended earlier under Article II below.
B. Dividend Equivalents. During the Restricted Period, dividend equivalents will be accrued for the holder (“you”) if and to the extent dividends are paid by the Company on Merck Common Stock. Payment of such dividends will be made, without interest or earnings, at the end of the Restricted Period. If any portion of this RSU Award lapses, is forfeited or expires, no dividend equivalents will be credited or paid on such portion. Any payment of dividend equivalents will be reduced to the extent necessary for the Company to satisfy any tax or other withholding obligations. No voting rights apply to this RSU Award.
C. Distribution. Upon the expiration of the Restricted Period if you are then employed, you will be entitled to receive a number of shares of Merck common stock equal to the number of RSUs that have become unrestricted and the dividend equivalents that accrued on that portion. Prior to distribution, you must deliver to the Company an amount the Company determines to be sufficient to satisfy any amount required to be withheld, including applicable taxes. The Company may, in its sole discretion, withhold from the RSU Award distribution a number of shares to pay applicable withholding (including taxes).
D. 409A Compliance. Anything to the contrary notwithstanding, no distribution of RSUs may be made unless in compliance with Section 409A of the Internal Revenue Code or any successor thereto. Specifically, distributions made due to a separation from service (as defined in Section 409A) to a “Specified Employee” as defined in Treas. Reg. Sec. 1.409A-1(i) or any successor thereto, to the extent required by Section 409A of the Code will not be made until administratively feasible following the first day of the sixth month following the separation from service, in the same form as they would have been made had this restriction not applied; provided further, that dividend equivalents that otherwise would have accrued will accrue during the period during which distribution is suspended.
II. TERMINATION OF EMPLOYMENT
If your employment with the Company is terminated during the Restricted Period, your right to this RSU Award will be determined according to the terms in this Section II.
A. General Rule. If your employment is terminated during the Restricted Period for any reason other than those specified in the following paragraphs, this RSU Award (and any accrued dividend equivalents) will be forfeited on the date your employment ends.
B. Sale. If your employment is terminated during the Restricted Period and the Company determines that such termination resulted from the sale of your subsidiary, division or joint venture, the following portion of your RSU Award and accrued dividend equivalents will be distributed to you at such time as it would have been paid if your employment had continued: one-third if employment terminates on or after the Grant Date but before the first anniversary thereof; two-thirds if employment terminates on or after the first anniversary of the Grant Date but before the second anniversary thereof; and all if employment terminates on or after the second anniversary of the Grant Date. The remainder will be forfeited on the date your employment ends.
C. Involuntary Termination. If your employment terminates during the Restricted Period and the Company determines that your employment was involuntarily terminated on or after the first anniversary of the Grant Date and during the Restricted Period, a pro rata portion (based on the number of completed months held prior to the date your employment terminated) of your RSU Award and accrued dividend equivalents will be distributed to you at such time as they would have been paid if your employment had continued. The remainder will be forfeited on the date your employment ends. An “involuntary termination” includes termination of your employment by the Company as the result of a restructuring or job elimination, but excludes non-performance of your duties and the reasons listed under paragraphs B, or D through G of this section.
D. Retirement. If you terminate employment during the Restricted Period by retirement on or after the same day of the sixth month after the Grant Date, then this RSU Award will continue and be distributable in accordance with its terms as if employment had continued and will be distributed at the time active RSU Grantees receive distributions with respect to this Restricted Period. If your Retirement occurs before the same day of the sixth month after the Grant Date, then this RSU Award and any accrued dividend equivalents will be forfeited on the date your employment ends. For participants in a U.S.-based tax-qualified defined benefit retirement plan, “retirement” means a termination of employment at a time that qualifies as a disability, early, normal or late retirement according to the terms of that plan as in effect from time to time. For other grantees, “retirement” is determined by the Company.
E. Death. If your employment terminates due to your death during the Restricted Period, all of this RSU Award and accrued dividend equivalents will be distributed to your estate as soon as possible after your death.
F. Misconduct. If your employment is terminated as a result of your deliberate, willful or gross misconduct, this RSU Award and accrued dividend equivalents will be forfeited immediately upon your receipt of notice of such termination.
G. Disability. If your employment is terminated during the Restricted Period and the Company determines that such termination resulted from inability to perform the material duties of your role by reason of a physical or mental infirmity that is expected to last for at least six months or to result in your death, whether or not you are eligible for disability benefits from any applicable disability program, then this RSU Award will continue and be distributable in accordance with its terms as if employment had continued and will be distributed at the time active RSU Grantees receive distributions with respect to this RSU Award.
H. Change in Control. If the Company involuntarily terminates your employment during the Restricted Period without Cause before the second anniversary of the closing of any change in control, then this RSU Award will continue in accordance with its terms as if employment had continued and will be distributed at the time active RSU Grantees receive distributions with respect to this RSU Award. If this RSU does not remain outstanding following the change in control and is not converted into a successor RSU, then you will be entitled to receive cash for this RSU in an amount equal to the fair market value of the consideration paid to Merck stockholders for a share of Merck common stock in the change in control payable within 30 days of the closing of the change in control. On the second anniversary of the closing of the change in control, this paragraph shall expire. Change in control is defined in the Merck & Co., Inc. Change in Control Separation Benefits Plan (excluding an MSD Change in Control), but if RSUs are considered “deferred compensation” under Section 409A of the Internal Revenue Code, the definition of change in control will be modified to the extent necessary to comply with Section 409A.
I. Joint Venture. Employment with a joint venture or other entity in which the Company has a significant business or ownership interest is not considered termination of employment for purposes of this RSU Award. Such employment must be approved by, and contiguous with employment by, the Company, as described more fully in the Rules and Regulations. The terms set out in paragraphs A-H above apply to this RSU Award while you are employed by the joint venture or other entity.
III. TRANSFERABILITY
This RSU Award is not transferable and may not be assigned or otherwise transferred.
For Legacy Merck Employees this RSU Award is subject to the provisions of the 2007 Incentive Stock Plan and the Rules and Regulations thereunder. For further information regarding your RSU Award, you may access the Merck Stock Option homepage at http://humres.merck.com/stockoptions, which includes links to the Prospectus for the 2007 Incentive Stock Plan and the Company’s Annual Report and Proxy Statement.
For Legacy Schering Employees, this RSU is subject to the provisions of the 2006 Stock Incentive Plan. For further information, https://e-hr.schp.com/S-PeWorld/s-pehr/comp/stockGrant.asp

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